Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2014, relating to the consolidated financial statements of NanoString Technologies, Inc., which appears in the Annual Report on Form 10-K of NanoString Technologies, Inc. for the year ended December 31, 2013.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Seattle, Washington

March 27, 2014